Exhibit 99.1

               Epoch announces new sub-advisory relationship

September 19th, 2005   Epoch Investment Partners, Inc., the operating
subsidiary of Epoch Holding Corporation ("Epoch" or the "Company") (OTCBB:EPHC), today announced that it has been selected as a sub-advisor for the GVIT Small Cap Value Fund (the "Fund"), a fund that is part of the Gartmore Variable Insurance Trust. The Fund is available as an underlying investment option in variable products offered by the Nationwide Life Insurance Company and other insurance companies. Epoch will be one of three sub-advisors of the Fund and will initially be responsible for approximately $225 million of the assets in the Fund.

"We are very pleased to be selected as a sub-advisor for the Fund and look forward to working with Gartmore and Nationwide" said William W. Priest, Chief Executive Officer of the Company. "This new award increases Epoch's assets under management to over $1.75 billion."

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with offices in Sherman Oaks, CA, the Company's current product offering includes U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S.

Balanced; Global Small Cap Value; Absolute Return; and, as of January 2005, International Small Cap Value.

Additional information about Epoch Holding Corporation and Epoch Investment Partners can be found at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Contacts:

Adam Borak   212-303-7200

Or

Phil Clark   212-303-7200